Exhibit 99

Information regarding joint filer

Name:	Loews Corporation

Address:	667 Madison Avenue
New York, NY 10021
Designated Filer:	Boardwalk Pipelines Holding Corp.
Issuer & Ticker Symbol:	Boardwalk Pipeline Partners, LP (BWP)

Date of Event Requiring Statement:	11/8/05